CLIFTON BANCORP INC. ANNOUNCES
DATE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

Clifton, New Jersey – May 8, 2015 -- Clifton Bancorp Inc. (Nasdaq: CSBK), the holding company for Clifton Savings Bank, announced today that its annual meeting of stockholders will be held on Thursday, August 6, 2015.

About Clifton Bancorp Inc.

           Clifton Bancorp Inc. is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. Clifton Savings Bank is an organization with dedicated people serving communities, residents and businesses. Clifton Savings operates 12 full-service banking offices located in the diverse and vibrant Northeastern counties of New Jersey.

Contact:                 Bart D’Ambra
(973) 473-2200